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           MCKESSON HBOC, INC.
           One Post Street
           San Francisco, CA 94104-5296

[MCKESSON HBOC LOGO]

June 13, 2001

Dear McKesson HBOC, Inc. Profit-Sharing Investment Plan Participant:

As a participant in the McKesson HBOC, Inc. Profit Sharing Investment Plan ("PSIP"), you are a stockholder in the Company. At the Annual Stockholders Meeting, you have the right to instruct the Plan Trustee, on a confidential basis, how the shares of McKesson HBOC, Inc. common stock in your account are to be voted on matters that come before the meeting.

The enclosed Proxy Statement describes seven proposals to be voted on at this year's meeting. As you can see from reading your document, your Board of Directors has recommended that you vote FOR proposals 1 through 4. The Board has also recommended, for what I believe to be excellent reasons, that you vote AGAINST proposals 5, 6, and 7. Please review these various proposals, and the Board's recommendations, with care.

THIS YEAR PARTICIPANTS IN THE PSIP CAN VOTE THEIR SHARES BY TELEPHONE OR BY THE INTERNET. THE PROCEDURES FOR VOTING BY TELEPHONE AND THE INTERNET ARE INCLUDED ON THE ENCLOSED PSIP VOTING CARD. ALTERNATIVELY, YOU MAY CAST YOUR VOTE BY COMPLETING, SIGNING AND RETURNING THE PSIP VOTING CARD IN THE BUSINESS REPLY ENVELOPE PROVIDED. If you sign and return the card without making your choices, your shares will be voted in accordance with the Board of Directors' recommendations as indicated above. This card or your telephone or Internet voting instructions also give the Trustee authority to vote on your behalf on any other matters that may properly come before the meeting. PLEASE DO NOT RETURN YOUR PSIP VOTING CARD IF YOU VOTE BY TELEPHONE OR INTERNET.

If the Trustee receives no voting instructions for shares credited to participants' PAYSOP accounts, no vote will be cast on those shares. The PSIP provides that all other shares for which the Trustee receives no voting instructions from participants, as well as all unallocated shares of common stock, will be voted by the Trustee in the same proportion as shares for which voting instructions are received.

Participants who own shares of McKesson HBOC, Inc. common stock by means other than through the PSIP will receive a separate proxy card and instructions for voting those shares.

To ensure that your shares are represented and voted at the meeting according to your wishes, your telephone or Internet voting instructions or signed PSIP voting card must be received by the Trustee by July 19, 2001. The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 accompanies the enclosed Proxy Statement.

We urge you to exercise your voting rights as a stockholder. Your vote does make a difference.

                                          Sincerely,

                                          [/s/ JOHN HAMMERGREN]
                                          John H. Hammergren
                                          President and Chief Executive Officer